Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Kiora Pharmaceuticals, Inc. on Form S-1 (Nos. 333-271699, 333-269570, 333-268940 and 333-264641), Form S-3 (No. 333-277460) and Form S-8 (Nos. 333-274974, 333-267754, 333-264640, 333-241657, 333-202207, 333-209441, 333-216227, 333-223431 and 333-231207) of our report dated March 23, 2023, on our audit of the financial statements as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 25, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 25, 2024